UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported): November 13, 2007


                                VSB Bancorp, Inc.
             ------------------------------------------------------
             (Exact Name of Registrant as specified in its charter)


 New York                            0-50237                   11-3680128
--------------------------------------------------------------------------------
(State or other jurisdiction     Commission File              IRS Employer
 of incorporation)                    Number                Identification No.


               4142 Hylan Boulevard, Staten Island, New York 10308
            --------------------------------------------------------
            Address of principal (Zip/Postal Code) executive offices


                  Registrant's telephone number: 718-979-1100


                                       n/a
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

ITEM 1.01         Entry into a Material Definitive Agreement
ITEM 5.02 (c)     Departure of Directors or Certain Officers; Election of
                  Directors; Appointment of Certain Officers; Compensatory
                  Arrangements of Certain Officers
ITEM 8.01         Other Events

Index of Exhibits

SIGNATURES

ITEM 1.01   Entry into a Material Definitive Agreement

         On November 13, 2007, VSB Bancorp, Inc. (the "Company") entered into an employment agreement with Raffaele M. Branca in connection with his appointment as President and Chief Executive Officer of the Company. Details of the agreement are set forth in Item 5.02(c) below. A copy of the agreement is annexed hereto as Exhibit 1.01.

ITEM 5.02(c)

         As previously announced in a report on Form 8-k filed on June 13, 2006, Mr. Merton Corn, who has been the President and Chief Executive Officer of Victory State Bank since it opened for business in November 1997 and who has been the President and Chief Executive officer of the Company since it was formed to become the holding company for Victory State Bank in 2003, has retired effective November 13, 2007. Mr. Corn will continue as a director of the Company.

         Simultaneously, Raffaele M. Branca, formerly the Executive Vice President and Chief Financial Officer of the Company, has been promoted to President and Chief Executive Officer. The search for a new Chief Financial Officer continues and in the interim, Mr. Branca will retain that title. Mr. Branca has been the Executive Vice President and Chief Financial Officer of Victory State Bank since November 1997 and has also held those positions with the Company since 2003. Mr. Branca has been, and will continue to be, a member of the Board of Directors of the Company, a position he has held since the Company was formed. Mr. Branca has no family relationships with any other director or executive officer of the Company.

         In connection with Mr. Branca's promotion, the Company and Victory State Bank entered into an employment agreement with Mr. Branca. A copy of the Employment agreement is annexed as Exhibit 1.01. The following summary is qualified in its entirety by reference to the complete terms of the agreement in the form annexed as Exhibit 1.01.

         The agreement provides for a three year employment term with an initial salary at an annual rate of $203,163, subject to such increases and bonuses as the Board of Directors may award in its discretion. The agreement provides that if Victory State Bank terminates Mr. Branca's employment without cause during the three year term, he is entitled to a severance payment equal to from one to two years of salary, plus continued health insurance benefits for a like period, depending upon when the termination occurs. If the contract is not renewed for at least two years at expiration, then Mr. Branca is entitled to severance in an amount equal to from nine months to one year of salary and health insurance benefits, depending upon when Mr. Branca is advised of the intent not to renew.

         If there is a change in control of Victory State Bank or the Company during the term of the agreement, and Mr. Branca's employment is terminated within six months after the change in control, including termination by him, Mr. Branca is entitled to a payment equal to 2.99 times his then current salary, plus continued health, life and disability insurance benefits for three years after the change in control, but in no event will the amount payable to Mr. Branca exceed the maximum amount payable without the imposition of any excise tax under Section 280G of the Internal Revenue Code.

         The contract also includes various non-solicitation and non-competition provisions in the event employment is terminated other than after a change in control.

ITEM 8.01   Other Events

         On November 15, 2007, the Company issued a press release announcing the retirement of Mr. Corn and the promotion of Mr. Branca. A copy of the press release is attached as Exhibit 8.01 (a).

         In addition, on November 15, 2007, the Company announced a $0.06 per share cash dividend to stockholders of record on November 29, 2007, payable on January 2, 2008. A copy of the press release announcing the dividend is attached as Exhibit 8.01 (b).

INDEX TO EXHIBITS

Exhibit No.       Description

   1.01           Employment contract of Raffaele M. Branca.
   8.01 (a)       Press release announcing retirement and promotion
   8.01 (b)       Press release announcing dividend


SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 15, 2007


                                       VSB Bancorp, Inc.

                                       By: /s/ Raffaele M. Branca
                                           -------------------------------------
                                           Raffaele M. Branca
                                           President and CEO


                                       3